EXHIBIT 99.1

CASMED Reports Preliminary Net Sales for the 2018 Fourth Quarter and Full Year

Record Q4 FORE-SIGHT® cerebral oximetry sales drive 18% full-year FORE-SIGHT sales growth

Introduces 2019 FORE-SIGHT sales guidance

BRANFORD, Conn., Jan. 03, 2019 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ: CASM) (CASMED), a leader in non-invasive cerebral oximetry patient monitoring, reports preliminary unaudited topline results for the three and 12 months ended December 31, 2018.

The Company expects net sales from continuing operations for the fourth quarter of 2018 to be approximately $5.8 million, up 13% from $5.1 million for the fourth quarter of 2017.  Net sales from continuing operations for 2018 are expected to be approximately $21.9 million, up 17% from $18.8 million for 2017.

FORE-SIGHT highlights for the 2018 fourth quarter and full year compared with the respective prior-year periods are expected to include the following:

  FORE-SIGHT disposable sensor sales increased 20% for the fourth quarter, driven by a 50% increase in international sensor sales and a 16% increase in domestic sensor sales.
  For the fourth quarter, FORE-SIGHT cerebral oximetry sales in the U.S. increased 10% to approximately $4.7 million and increased 38% internationally to approximately $1.0 million.
  For the full year, FORE-SIGHT cerebral oximetry sales increased 18% to approximately $21.4 million, driven by an 18% increase in disposable sensor sales and 18% growth in monitor/accessories sales.
  During the fourth quarter, a net 108 FORE-SIGHT cerebral oximeters were shipped to new and existing customers worldwide, with a net 60 monitors shipped in the U.S.
  The adjusted installed base of U.S. monitors grew to 1,458 as of December 31, 2018, up 17% from 1,245 monitors as of December 31, 2017.
  The Company’s year-end cash balance plus cash available under its line of credit was approximately $5.2 million.

“I’m pleased to report record FORE-SIGHT oximetry sales for the fourth quarter, with strong growth coming from the U.S. and international markets and our fifth consecutive quarter of year-over-year double-digit FORE-SIGHT sales increases,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “FORE-SIGHT disposable sensor sales for the quarter grew 20% and represented 90% of total sales.  We attribute this growth primarily to strong execution by our maturing domestic salesforce and growth from key international distributors as we expand the market for our FORE-SIGHT products worldwide.

“It was gratifying to ship our first production of FORE-SIGHT OEM smart cables to our corporate partner in late-December,” he added.  “Given our progress, we are on track to commercially launch our FORE-SIGHT OEM smart cables in mid-2019.

“Excluding potential OEM smart cable sales, for 2019 we expect low-teens percentage growth in U.S. FORE-SIGHT sales, driven by mid-teens percentage growth in U.S. disposable sensor sales, as we continue to take market share from competitors and expand the market for cerebral and tissue oximetry monitoring.  We expect international FORE-SIGHT sales to increase in the high single-digit percentages.  Therefore, before OEM sales, we expect low double-digit total FORE-SIGHT sales growth for the year.  We plan to update our 2019 outlook in mid-2019 to include the contribution from OEM smart cables,” Patton concluded.

CASMED expects to report financial results for the 2018 fourth quarter and full year, and to hold an investment-community conference call in early March 2019.

About CASMED® – Monitoring What's Vital

CASMED’s vision is:  “That no patient is harmed by undetected tissue hypoxia.”  Our FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2017, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com